UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 18, 2016

Date of Report (Date of earliest event reported)

Commission File No. 1-34795

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in its charter)

OREGON	93-0786033
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

8005 S.W. BOECKMAN ROAD

WILSONVILLE, OR 97070-7777

(Address of principal executive offices, zip code)

(503) 685-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On February 18, 2016, Mentor Graphics Corporation (the “Company”) entered into an agreement (the “Stock Purchase Agreement”) with affiliates of Carl C. Icahn (the “Icahn Group”) to repurchase 8,060,145 shares of the Company’s common stock beneficially owned by the Icahn Group, at a purchase price of $18.12 per share, the NASDAQ Official Closing Price of the Company’s common stock on February 18, 2016. The repurchase of the shares of the Company’s common stock will settle no later than February 26, 2016.

The repurchase and the other repurchases described in Item 8.01 below were undertaken, among other things, to implement the Company’s ongoing desire to reduce its outstanding share count and to return value to shareholders.

A copy of the press release announcing this repurchase is attached hereto as Exhibit 99.1 and incorporated by reference herein. A copy of the Stock Purchase Agreement is filed as Exhibit 10.1 hereto.

Item 8.01.	Other Events.

Inclusive of the share repurchase described in Item 1.01 above, since November 23, 2015 the Company has repurchased approximately 12.2 million shares of its common stock. As of February 18, 2016, approximately $90 million remained available for future share repurchases under the Company’s share repurchase program.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Stock Purchase Agreement, dated February 18, 2016, by and among the Registrant and the Icahn Group

99.1	Press Release, issued by the Registrant on February 19, 2016, regarding repurchase of shares from the Icahn Group

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR GRAPHICS CORPORATION
(Registrant)

Date: February 19, 2016	By:	/s/ Dean M. Freed

Dean M. Freed
Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	Stock Purchase Agreement, dated February 18, 2016, by and among the Registrant and the Icahn Group

99.1	Press Release, issued by the Registrant on February 19, 2016, regarding repurchase of shares from the Icahn Group